Exhibit 4.4
ENSCO PLC
PRIDE INTERNATIONAL, INC.
and
THE BANK OF NEW YORK MELLON,
as Trustee
Fourth Supplemental Indenture
Dated as of May 31, 2011
to the Indenture
Dated as of July 1, 2004

Exhibit A            Form of Guarantee
     This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

i

     THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of May 31, 2011 (the “Fourth Supplemental Indenture”), is between Ensco plc, an English public limited company (“Ensco” or the “Guarantor”), Pride International, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”) under the Indenture (as defined below).
WITNESSETH:
     WHEREAS, the Company and the Trustee have duly executed and delivered an Indenture, dated as of July 1, 2004 (as supplemented on June 2, 2009 and on August 6, 2010, the “Indenture”), providing for the authentication, issuance, delivery and administration of unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series by the Issuer (the “Securities”);
     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February 6, 2011 (as amended, the “Merger Agreement”), among Ensco, the Company, ENSCO International Incorporated, a Delaware corporation and an indirect wholly owned subsidiary of Ensco, and ENSCO Ventures LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Ensco (“Merger Sub”), subject to satisfaction of the conditions stated therein, Merger Sub merged with and into the Company on May 31, 2011 with the Company surviving as a wholly owned subsidiary of Ensco (the “Merger”);
     WHEREAS, the Board of Directors of Ensco has determined it to be in the best interest of Ensco to guarantee all of the Company’s payment obligations under the Securities and the Indenture;
     WHEREAS, the Company and Ensco desire to execute and deliver this Fourth Supplemental Indenture in order to amend certain terms of the Indenture (collectively, the “Proposed Amendments”);
     WHEREAS, Section 9.02 of the Indenture expressly permits the Company and the Trustee to enter into one or more supplemental indentures with the consent of the Holders of at least a majority in aggregate principle amount of the then outstanding Securities of all series affected thereby (the “Required Consent”);
     WHEREAS, the Company has obtained the Required Consent;
     WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, each of Ensco and the Company has duly determined to execute and deliver to the Trustee this Fourth Supplemental Indenture; and
     WHEREAS, all conditions and requirements necessary to make this Fourth Supplemental Indenture a valid, legal and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized;
     NOW, THEREFORE, in consideration of the premises, Ensco, the Company and the Trustee mutually covenant and agree as follows:
ARTICLE 1
AMENDMENT OF THE INDENTURE
     SECTION 1.01 Amendment to Section 1.01 of the Indenture. Section 1.01 (Definitions) of the Indenture is hereby supplemented or superseded, in the case of definitional paragraphs that may be inconsistent, by inserting therein the following definitional paragraphs:
     “Board of Directors” means the Board of Directors or comparable governing body of the Company or Ensco, as the case may be, or any committee thereof duly authorized, with respect to any particular matter, to act by or on behalf of the Board of Directors or comparable governing body of the Company or Ensco, as the case may be.

     “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or Ensco, as the case may be, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.
     “Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of Ensco and its consolidated subsidiaries and determined in accordance with GAAP.
     “Ensco” means Ensco plc, an English public limited company.
     “Ensco Guarantee” shall have the meaning given to such term in Section 5.01 of this Indenture.
     “Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Ensco and/or one or more Subsidiaries. A Joint Venture shall not be a Subsidiary.
     “Lien” means any mortgage, pledge, lien, charge, security interest or similar encumbrance. For purposes of the Indenture, Ensco or any Subsidiary of Ensco shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.
     “New Parent” shall have the meaning given to such term in Section 5.01 of this Indenture.
     “Pari Passu Indebtedness” means any Indebtedness of the Company or Ensco, whether outstanding on the Issue Date of the Notes or thereafter created, incurred, guaranteed or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes.
     “Permitted Lien” means (i) Liens existing on the date of the Fourth Supplemental Indenture; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any Person existing at the time such Person becomes a Subsidiary of Ensco or at the time such Person is merged into or consolidated with Ensco or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to Ensco or a Subsidiary; (iii) Liens in favor of Ensco or any of its Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue, pollution control or other revenue bonds; (vi) Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing, expanding or repairing such assets or securing Indebtedness incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development, expansion or repair or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development, expansion or repair of any such assets; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics,’ suppliers,’ materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens in connection with legal proceedings or securing tax assessments; (ix) Liens on the stock, partnership or other equity interest of Ensco or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; and (x) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (ix) above.
     “Principal Property” means any drilling rig or drillship, or integral portion thereof, owned or leased by Ensco or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the board of directors of Ensco, is of material importance to the business of Ensco and its Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.
     “Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which Ensco or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by Ensco or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years; (2) leases between Ensco and a Subsidiary or between Subsidiaries; and (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.
     “Subsidiary” means a Person at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by Ensco or by one or more other Subsidiaries, or by Ensco and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. A Joint Venture shall not be a Subsidiary.
     “Successor” shall have the meaning given to such term in Section 5.01 of this Indenture.
     SECTION 1.02 Amendment to Section 4.03 of the Indenture. Section 4.03 (SEC Reports; Financial Statements) of the Indenture is hereby amended and replaced in its entirety by the following text:
SECTION 4.03 SEC Reports; Financial Statements.
     (a) If Ensco is subject to Section 13 or 15(d) of the Exchange Act, Ensco shall file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Ensco is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If this Indenture is qualified under the TIA, but not otherwise, Ensco shall also comply with the provisions of TIA Section 314(a).
     (b) If Ensco is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, Ensco shall furnish to all Holders of Rule 144A Securities and prospective purchasers of Rule 144A Securities designated by the Holders of Rule 144A Securities, promptly upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act of 1933, as amended.
     (c) Ensco intends to file the reports, information and documents referred to in Section 4.03(a) hereof with the SEC in electronic form pursuant to Regulation S-T promulgated by the SEC using the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. Ensco shall notify the Trustee in the manner prescribed herein of each such filing. The Trustee is hereby authorized and directed to access the EDGAR system for purposes of retrieving the reports so filed. Compliance with the foregoing shall constitute delivery by Ensco of such reports to the Trustee in compliance with the provisions of TIA Section 314(a). The Trustee shall have no duty to search for or obtain any electronic or other filings that Ensco makes with the SEC, regardless of whether such filings are periodic, supplemental or otherwise. Delivery of the reports, information and documents to the Trustee pursuant to this Section 4.03 shall be solely for the purposes of compliance with this Section 4.03 and with TIA Section 314(a). The Trustee’s receipt of such reports, information and documents shall not constitute notice to it of the content thereof or of any matter determinable from the content thereof, including Ensco’s compliance with any of its covenants hereunder, as to which the Trustee is entitled to rely upon Officers’ Certificates.
     SECTION 1.03 Amendment to Section 4.08 of the Indenture. Section 4.08 (Limitation on Liens) of the Indenture is hereby amended and replaced in its entirety by the following text:
SECTION 4.08 Limitation on Liens
     Ensco shall not, and shall not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or Indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired) without making effective provision whereby the Notes (together with, if Ensco shall so determine, any other Indebtedness or other obligation of Ensco or any Subsidiary) shall be secured equally and ratably with (or, at the option of Ensco, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.
     Notwithstanding the foregoing, Ensco and its Subsidiaries may, without securing the Notes, issue, assume or guarantee Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of Ensco and its Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than Sale/Leaseback Transactions in connection with which Ensco has voluntarily retired any of the Securities, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to Section 4.09(c)) does not at any one time exceed 15% of Consolidated Net Tangible Assets.
     SECTION 1.04 Amendment to Section 4.09 of the Indenture. Section 4.09 (Limitation on Sale/Leaseback Transactions) of the Indenture is hereby amended and replaced in its entirety by the following text:
SECTION 4.09 Limitation on Sale/Leaseback Transactions
     Ensco shall not, and shall not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than Ensco or a Subsidiary) unless:
     (a) Ensco or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Section 4.08 without equally and ratably securing the Notes, pursuant to Section 4.08;
     (b) after the date of the Fourth Supplemental Indenture and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after such consummation, Ensco or any Subsidiaries shall have expended for property used or to be used in the ordinary course of business of Ensco and its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and Ensco shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction

(with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted); or
     (c) Ensco, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of any Securities, any Pari Passu Indebtedness or any Funded Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of Ensco and evidenced by a Board Resolution, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company as set forth in clause (b) above).
     SECTION 1.05 Amendment to Section 5.01 of the Indenture. Section 5.01 (Limitations on Mergers and Consolidations) of the Indenture is hereby amended and replaced in its entirety by the following text:
Section 5.01. Limitations on Mergers and Consolidations
     (a) Notwithstanding anything to the contrary set forth in this Indenture, from and after the receipt by the Trustee of an unconditional and irrevocable guarantee of the prompt payment, when due, of any amount owed to the holders of the Securities under this Indenture and any other amounts due pursuant to this Indenture by Ensco or any of its successors (the “Ensco Guarantee”), nothing in this Indenture or in any of the Securities or any supplemental indenture shall be deemed to prohibit or in any way limit any transaction (or conversion of legal status to a limited liability company) involving the Company, including without limitation any consolidation, merger, sale or conveyance of property or assets. At any time, Ensco or any of its successors, may succeed to and be substituted for the Company by supplemental indenture, with the same effect as if it had been named herein as the Company, and the Company shall thereupon be released from all obligations under the Indenture and under the Securities.
     (b) Nothing contained in this Indenture shall prevent any consolidation or merger of Ensco with or into any other Person or Persons (whether or not affiliated with Ensco), or successive consolidations or mergers in which Ensco or its successor shall be a party or parties, or shall prevent any conveyance or transfer of all or substantially all of the assets of Ensco to any other Person (whether or not affiliated with Ensco) lawfully entitled to acquire the same; provided that (i) such Person (the “Successor”) or the Person who beneficially owns all or substantially all of the voting shares of each class of capital stock issued and outstanding at such time of Ensco or such Successor (the “New Parent”) shall be organized and validly existing under the laws of the United States of America, any political subdivision thereof or any State thereof or the District of Columbia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands, Ireland, France, the Kingdom of the Netherlands or any other member of the European Union, Switzerland or the Netherlands Antilles, (ii) the Successor or the New Parent shall agree in writing to submit to jurisdiction to the competent courts of the State of New York or the federal district court sitting in The City of New York and appoints an agent in the State of New York for the service of process, each under terms satisfactory to the Trustee; (iii) the Successor or the New Parent expressly assumes or guarantees by supplemental indenture, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the Successor or the New Parent, as the case may be, the due and punctual performance and observance of all of the covenants and conditions of the Ensco Guarantee to be performed by Ensco and any obligations of Ensco under this Indenture; (iv) the Board of Directors of Ensco or the comparable governing body of the Successor or the New Parent, as applicable, determines in good faith that such transaction or series of transactions will not adversely affect the interest of the Holders of Securities in any material respect, which determination shall be evidenced by a Board Resolution (or its equivalent if such Person is not a corporation) to such effect; and (v) the Successor or the New Parent delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and such supplemental indenture comply with this Indenture.

ARTICLE 2
GUARANTEE
     SECTION 2.01 Parent Guarantee. Ensco hereby makes the guarantee contained in the form attached to Appendix A hereto with respect to the obligations and liabilities of the Company under the Securities and the Indenture. For the avoidance of doubt, Appendix A is incorporated into this Supplemental Indenture in its entirety and forms a part hereof.
ARTICLE 3
ENSCO AS A PARTY
     SECTION 3.01 Ensco as a Party. Ensco hereby becomes a party to the Indenture solely with respect to its obligations under (i) Sections 4.03, 4.08, 4.09 and 5.01 of the Indenture and (ii) Section 2 of the Fourth Supplemental Indenture.
ARTICLE 4
AMENDMENTS TO SECURITIES
     SECTION 4.01 Amendments to Securities. The Securities are hereby deemed to be amended, mutatis mutandis, to correspond to the amendments to the Indenture set forth in this Fourth Supplemental Indenture.
ARTICLE 5
MISCELLANEOUS PROVISIONS
     SECTION 5.01 Relation to the Indenture. The provisions of this Fourth Supplemental Indenture shall become effective immediately upon the execution and delivery hereof. This Fourth Supplemental Indenture and all the terms and provisions herein contained shall form a part of the Indenture as fully and with the same effect as if all such terms and provisions had been set forth in the Indenture; provided, however, such terms and provisions shall be so included in this Fourth Supplemental Indenture solely for the benefit of the Guarantor, the Company, the Trustee and the Holders of the Notes. The Indenture and all supplements thereto are hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with the terms and provisions thereof, as supplemented by this Fourth Supplemental Indenture, and this Fourth Supplemental Indenture shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.
     SECTION 5.02 Meaning of Terms. Any term used in this Fourth Supplemental Indenture which is defined in the Indenture shall have the meaning specified in the Indenture, unless the context shall otherwise require.
     SECTION 5.03 Counterparts of Supplemental Indenture. This Fourth Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
     SECTION 5.04 USA Patriot Act. The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, modified or supplemented from time to time, the “USA Patriot Act”), the Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The Company agrees that it will provide the Trustee with such information as the Trustee may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.
     SECTION 5.05 Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York, except to the extent the laws of the State of New York require the application of the laws of another jurisdiction.
     SECTION 5.06 Severability. In case any provision in this Fourth Supplemental Indenture or in the Securities, as amended hereby, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the fullest extent permitted by applicable law, not in any way be affected or impaired thereby.
     SECTION 5.07 The Trustee The recitals and statements contained in this Fourth Supplemental Indenture shall be taken as the recitals and statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture, except that the Trustee is duly authorized by all necessary corporate actions to execute and deliver this Fourth Supplemental Indenture.
[SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, each of Ensco plc and Pride International, Inc. has caused this Fourth Supplemental Indenture to be executed in its corporate name by a duly authorized officer, and The Bank of New York Mellon has caused this Fourth Supplemental Indenture to be executed by a duly authorized officer, all as of the date first above written.

ENSCO PLC
By:	/s/ James W. Swent III
James W. Swent III
Senior Vice President - Chief Financial Officer

PRIDE INTERNATIONAL, INC.
By:	/s/ Tom L. Rhoades
Tom L. Rhoades
Vice President and Treasurer

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

Exhibit A
FORM OF PARENT GUARANTEE
     GUARANTEE, dated as of [•], 2011, by Ensco plc, an English public limited company (the “Guarantor”), in respect of Pride International, Inc, a Delaware corporation (together with its permitted assigns, “Pride”).
     1. Guarantee. With respect to the 8.500% Senior Notes due 2019; 6.875% Senior Notes due 2020; and 7.875% Senior Notes due 2040 (collectively called the “Notes”), all issued by Pride pursuant to an indenture dated July 1, 2004 (the “Indenture”), by and among Pride and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., as trustee (“Trustee”), the Guarantor unconditionally and irrevocably guarantees the prompt payment, when due, of any amount owed to the holders of the Notes under the Indenture and any other amounts due pursuant to the Indenture (the “Obligations”).
     2. Nature of Guarantee. The Guarantor’s obligations hereunder shall not be affected by any circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor. The Guarantor agrees that Trustee or the holders of the Notes may resort to the Guarantor for payment of any of the Obligations whether or not Trustee or the holders of the Notes shall have first proceeded against Pride or any other obligor principally or secondarily obligated with respect to the Obligations. Trustee or the holders of the Notes shall not be obligated to file any claim relating to the Obligations in the event that Pride becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Trustee or the holders of the Notes to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to Trustee or the holders of the Notes in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.
     3. Changes in Obligations, and Agreements Relating thereto; Waiver of Certain Notices. The Guarantor agrees that Trustee or the holders of the Notes may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, or renew all or any part of the Obligations, and may also make any agreement with Pride for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Trustee or the holders of the Notes and Pride, without in any way impairing or affecting this Guarantee. The Guarantor waives notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of dishonor and protest.
     4. Expenses. The Guarantor agrees to pay on demand all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of one firm of counsel representing Trustee or the holders of the Notes) in any way relating to the enforcement or protection of the rights of Trustee or the holders of the Notes hereunder, provided that the Guarantor shall not be liable for any expenses of Trustee or the holders of the Notes if no payment under this Guarantee is due.
     5. Subrogation. Upon payment of the Obligations to Trustee or the holders of the Notes in full, the Guarantor shall be subrogated to the rights of Trustee or the holders of the Notes against Pride with respect to the Obligations, and Trustee or the holders of the Notes agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.
     6. No Waiver; Cumulative Rights. No failure on the part of Trustee or the holders of the Notes to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Trustee or the holders of the Notes of any right, remedy or power hereunder preclude any other or further exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Trustee and the holders of the Notes or allowed it or them by law or in equity or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Trustee or the holders of the Notes at any time or from time to time.

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     7. Assignment. Nothing contained in this Guarantee shall prevent any consolidation or merger of Guarantor with or into any other Person (whether or not affiliated with the Guarantor), or successive consolidations or mergers in which Guarantor or its successor shall be a party or parties, or shall prevent any conveyance or transfer of the properties and assets of Guarantor as an entirety or substantially as an entirety to any other Person (whether or not affiliated with Guarantor) lawfully entitled to acquire the same; provided, however, that upon any such consolidation, merger, conveyance or transfer, the due and punctual performance and observance of all of the covenants and conditions of the Guarantee to be performed by Guarantor, shall be expressly assumed, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the Person (if other than the Guarantor) formed by such consolidation, or into which Guarantor shall have been merged, or by the Person which shall have acquired such properties and assets.
     8. Notices. Any notice or communication to the Guarantor is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), telex, facsimile or overnight air courier guaranteeing next day delivery, to the following address:
Ensco plc
Chief Financial Officer
6 Chesterfield Gardens
London, England W1J 5BQ
Tel: +44 (0) 20 7659 4660
The Guarantor by notice to the Trustee may designate additional or different addresses for subsequent notices or communications.
     9. Continuing Guarantee. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations have been satisfied in full.
     10. Representations and Warranties. The Guarantor represents and warrants that: (i) this Guarantee has been duly executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of the Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, (ii) no consent or approval of any Person, entity or governmental or regulatory authority, or of any securities exchange or self-regulatory organization, was or is necessary in connection with this Guarantee and (iii) the execution and delivery of this Guarantee by the Guarantor and the performance by the Guarantor of its obligations hereunder do not violate or conflict with any law applicable to it, any provision of its constitutive documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual provision binding on or affecting it or any of its assets, in any manner that could reasonably be expected to impair its ability to perform its obligations hereunder.
     11. Governing Law. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.
     IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor as of the date first above written.

EXECUTED	)
ENSCO PLC	)

Director

Director / Secretary

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